Exhibit 10.22

Execution Copy

REINSURANCE AGREEMENT (B)

[SLDI Direct business with LOCs]

between

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

(referred to as the Company)

and

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED

(referred to as the Reinsurer)

Effective as of July 1, 2011

ii

REINSURANCE AGREEMENT (B)

THIS REINSURANCE AGREEMENT (B) (the “Agreement”), is made and entered into on August 19, 2011, effective as of 12:01 a.m. New York time on July 1, 2011 (the “Effective Time”) by and between Security Life of Denver International Limited, a life insurance company domiciled in The Cayman Islands (the “Company” or “SLDI”) and Hannover Life Reassurance (Ireland) Limited, an Ireland-domiciled life insurance company (the “Reinsurer”).

WHEREAS, the Company, Security Life of Denver Insurance Company, a Colorado-domiciled insurance company (“SLD” and together with the Company, the “ING Companies”), Scottish Re Group Limited (“SRGL”), Scottish Holdings, Inc. (“SHI”), Scottish Re (U.S.), Inc. (“SRUS”), Scottish Re Life (Bermuda) Limited, (“SRLB”), Scottish Re (Dublin) Limited (“SRD” and together with SRGL, SHI, SRUS and SRLB, the “Sellers”), the Reinsurer and Hannover Life Reassurance Company of America (“HLRUS” and together with Reinsurer, the “Buyers”) entered into a Master Asset Purchase Agreement, dated as of January 22, 2009 (the “Asset Purchase Agreement”), pursuant to which the Sellers, the Buyers and the ING Companies agreed to replace SRUS and SRLB with HLRUS and the Reinsurer as the reinsurers of certain of the individual life reinsurance business of SLD and the Company acquired by Sellers pursuant an Asset Purchase Agreement, by and among the ING Companies, SRGL, SRLB and SRUS, dated as of October 17, 2004, as amended (the “ING APA”); and

WHEREAS, as contemplated by the Asset Purchase Agreement, the Company ceded and retroceded to the Reinsurer, and the Reinsurer indemnity reinsured, on a one-hundred percent (100%) coinsurance/modified coinsurance or coinsurance/coinsurance with funds withheld basis, as set forth herein, the Covered Insurance Contracts (as hereinafter defined) and the “Covered Insurance Contracts” as defined in Reinsurance Agreement (A) and Reinsurance Agreement (C) being executed concurrently herewith, all under a single reinsurance agreement entered into on February 20, 2009, effective as of 12:01 a.m. New York time on January 1, 2009 (such time being referred to herein as the “Original Effective Time”, and such agreement, as amended prior to the date hereof, being referred to herein as the “Original Reinsurance Agreement”); and

WHEREAS, the Company and the Reinsurer wish to separate the Original Reinsurance Agreement into three reinsurance agreements effective as of the Effective Time (the “New Reinsurance Agreements”), each covering a block of business as described in such New Reinsurance Agreement and collectively covering all reinsured business under the Original Reinsurance Agreement; and

WHEREAS, upon the execution and delivery of all New Reinsurance Agreements, the Original Reinsurance Agreement shall remain in full force and effect with respect to the parties’ respective rights and obligations thereunder arising prior to the Effective Time as specified in Section 2.1(c) of this Agreement; and

WHEREAS, the Company wishes the Reinsurer to perform, or cause the performance of, certain administrative functions on behalf of the Company with respect to the Covered Insurance Contracts, and the Company, SLD and HLRUS previously entered into an Administrative Services Agreement dated as of February 20, 2009 (the “Administrative Services Agreement”) pursuant to which HLRUS provides, or causes the provision of, such administrative services; and

WHEREAS, the Administrative Services Agreement is being amended concurrently herewith to reflect certain agreements among the parties thereto as to the administration of the New Reinsurance Agreements;

NOW THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Asset Purchase Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:

“180-Day Treasury Rate” means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof ending on the Recapture Date or the Termination Date, as applicable.

“Additional Reinsurance Premium” has the meaning set forth in Section 3.1(b) of this Agreement.

“Administrative Services Agreement” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Benefit Payments” means, with respect to any Accounting Period, the aggregate amount of payments that become due pursuant to Section 2.1(b) during such Accounting Period.

“Buyers” has the meaning set forth in the recitals.

“Capitalized Amount” has the meaning set forth in Section 6.1(a) of this Agreement.

“Code” has the meaning set forth in Section 6.1(a) of this Agreement.

“Company” has the meaning set forth in the preamble.

“Company Indemnified Parties” has the meaning set forth in Section 10.1 of this Agreement.

“Company Payment” has the meaning set forth in Section 6.1(a) of this Agreement.

“Confidential Information” means all documents and information concerning one party, any of its Affiliates, the Reinsured Liabilities or the Covered Insurance Contracts, including any information relating to any person insured directly or indirectly under the Covered Insurance Contracts, furnished to the other party or such other party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a party hereto or by any representative of a party hereto; (b) was available on a nonconfidential basis from a source other than the parties hereto or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a party hereto; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

“Covered Insurance Contracts” means the reinsurance agreements listed in Schedule 1.1(a).

“DAC Tax” has the meaning set forth in Section 6.1(a) of this Agreement.

“Effective Time” means the effective time shown in the preamble of this Agreement.

“Existing Reinsurance” means all reinsurance agreements that the Company has entered into with third parties in respect of the Covered Insurance Contracts, including without limitation the ING Retrocession Agreements entered into by the Company (other than the ING Retrocession Agreements that are novated to the Reinsurer in accordance with Section 7.11(b) of the Asset Purchase Agreement), and any reinsurance agreement entered into by the Company to replace any of such reinsurance agreements following any termination or recapture thereof, as all such reinsurance agreements may be in force from time to time and at any time.

“Financial Statements” means, with respect to any party, the annual and, if applicable, quarterly financial statements of such party to the extent such party is required by applicable Law in its jurisdiction of domicile to prepare and file such financial statements.

“Foreign DAC Election” has the meaning set forth in Section 6.1(a) of this Agreement.

“HLRUS” has the meaning set forth in the recitals.

“IFRS” means the accounting principles for the preparation of financial statements in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union.

“Indemnified Party” has the meaning set forth in Section 10.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.3 of this Agreement.

“Independent Accountants” has the meaning set forth in Section 6.1(a) of this Agreement.

“Independent Actuary” has the meaning set forth in Section 4.3(e) of this Agreement.

“ING APA” has the meaning set forth in the recitals.

“ING Companies” has the meaning set forth in the recitals.

“Initial Security Amount Posting Date” has the meaning set forth in Section 4.3(a) of this Agreement.

“LIBOR” means, for any day, the rate for deposits in U.S. dollars having an overnight maturity, which rate appears on the Reuters Page LIBOR01 or any successor page at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the next preceding Business Day).

“Net Settlement” has the meaning set forth in Section 3.2 of this Agreement.

“New Reinsurance Agreements” has the meaning set forth in the recitals.

“Original Effective Time” has the meaning set forth in the recitals.

“Original Reinsurance Agreement” has the meaning set forth in the recitals.

“Premiums” means premiums, considerations, deposits and similar receipts with respect to the Covered Insurance Contracts.

“Recapture Date” has the meaning set forth in Section 9.3 of this Agreement.

“Recapture Triggering Event” means any of the following occurrences:

(i) the existence of an insolvency, rehabilitation, conservation or comparable proceeding by or against the Reinsurer;

(ii) the insurer financial strength rating of the Reinsurer is downgraded to below “BBB” by Standard & Poor’s Ratings Services;

(iii) the minimum solvency margin maintained by the Reinsurer as mandated by the Irish Financial Services Regulatory Authority falls below 100% and is not increased to at least 100% within thirty (30) calendar days after the date upon which the Reinsurer is required to provide the Company the report pursuant to Section 3.6 of this Agreement; or

(iv) a Recapture Triggering Event has occurred under the SLD-HLRUS Reinsurance Agreement listed as item 1 on Schedule H to the Asset Purchase Agreement.

“Received Amounts” has the meaning set forth in Exhibit B.

“Reinsurance Agreement (A)” means that certain Reinsurance Agreement (A) being executed concurrently herewith, effective as of the Effective Time, by and between the Company and the Reinsurer.

“Reinsurance Agreement (C)” means that certain Reinsurance Agreement (C) being executed concurrently herewith, effective as of the Effective Time, by and between the Company and the Reinsurer.

“Reinsurance IMR” means the interest maintenance reserve required to be funded by the Company under the terms of the Covered Insurance Contracts.

“Reinsurance IMR Investment Income” for an Accounting Period shall be equal to the investment income earned during such Accounting Period on the assets supporting the Reinsurance IMR.

“Reinsured Liabilities” means all gross liabilities and obligations arising out of or relating to the Covered Insurance Contracts arising on or after the Original Effective Time (including without limitation, to the extent arising on or after the Original Effective Time, (a) all liabilities arising out of any changes to the terms and conditions of the Covered Insurance Contracts mandated by applicable Law, (b) Taxes due in respect of Premiums to the extent such Taxes relate to Premiums received by or accrued by the Reinsurer on or after the Original Effective Time, (c) assessments and similar charges in connection with participation by the Company or the Reinsurer whether voluntary or involuntary in any guaranty association established or governed by any U.S. state or other jurisdiction to the extent such assessments and charges relate to periods beginning on or after the Original Effective Time, (d) commissions payable with respect to the Covered Insurance Contracts to or for the benefit of the producers or intermediaries who marketed or produced the Covered Insurance Contracts to the extent such commissions relate to periods beginning on or after the Original Effective Time, (e) liabilities for returns or refunds of Premiums to the extent such returns or refunds relate to Premiums received by or accrued by the Reinsurer on or after the Original Effective Time, (f) expense allowances payable under the Covered Insurance Contracts to the extent such allowances relate to periods beginning on or after the Original Effective Time, (g) unclaimed property liabilities arising under or relating to the Covered Insurance Contracts, (h) Extra-Contractual Obligations and (i) experience refunds that relate to any Accounting Period completed after the Original Effective Time) other than Retained Reinsurance Liabilities, net of benefits collected under Existing Reinsurance attributable to periods on or after the Original Effective Time.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 10.2 of this Agreement.

“Reserves” means the reserves and other liabilities of the Reinsurer in respect of the Reinsured Liabilities calculated under IFRS in accordance with the assumptions set forth in Exhibit A; provided that, for the avoidance of doubt, “Reserves” shall be net of (a) deferred acquisition costs and (b) value of business acquired.

“Security Amount” means with respect to any Accounting Period during which an Initial Security Amount Posting Date occurs or beginning after an Initial Security Amount Posting Date and prior to the related Security Amount Release Date, the amount of the Reserves as of the end of the prior Accounting Period, updated to reflect the actual mortality experience under the Covered Insurance Contracts from the Original Effective Time to the date on which the Security Triggering Event giving rise to such Initial Security Amount Posting Date occurred.

“Security Amount Adjustment Date” has the meaning set forth in Section 4.3(b) of this Agreement.

“Security Amount Adjustment Notice” has the meaning set forth in Section 4.3(b) of this Agreement.

“Security Amount Release Date” has the meaning set forth in Section 4.3(d) of this Agreement.

“Security Triggering Event” means the occurrence of the following: the insurer financial strength rating of the Reinsurer is downgraded to below “A-” by Standard & Poor’s Ratings Services.

“Sellers” has the meaning set forth in the recitals.

“Settlement Statement” has the meaning set forth in Section 3.2 of this Agreement.

“SHI” has the meaning set forth in the recitals.

“SLD” has the meaning set forth in the recitals.

“Special Duty” has the meaning set forth in Section 10.4 of this Agreement.

“SRD” has the meaning set forth in the recitals.

“SRGL” has the meaning set forth in the recitals.

“SRLB” has the meaning set forth in the recitals.

“SRUS” has the meaning set forth in the recitals.

“Tax Rate Percentage” has the meaning set forth in Section 6.1(a) of this Agreement.

“Terminal Accounting Period” means the Accounting Period during which the Recapture Date, if any, or the Termination Date, if any, occurs.

“Terminal Settlement Statement” has the meaning set forth in Section 9.4 of this Agreement.

“Termination Date” means the date on which this Agreement is terminated in accordance with the terms and conditions of Article IX hereof.

“Third Party Claim” has the meaning set forth in Section 10.3 of this Agreement.

“Treasury Regulations” has the meaning set forth in Section 6.1(a) of this Agreement.

“Triggering Event” means a Recapture Triggering Event or a Security Triggering Event.

ARTICLE II

BASIS OF COINSURANCE AND BUSINESS COINSURED

Section 2.1. Reinsurance.

(a) Subject to the terms and conditions of this Agreement, the Company hereby cedes on a coinsurance basis to the Reinsurer as of the Effective Time, and the Reinsurer hereby accepts and agrees to assume and indemnity reinsure on such basis as of the Effective Time, one hundred percent (100%) of all Reinsured Liabilities arising under or relating to the Covered Insurance Contracts. This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or reduced as provided herein.

(b) On and after the Effective Time, the Reinsurer will have the responsibility for paying to or on behalf of the Company, as and when due, all Reinsured Liabilities arising under or attributable to the Covered Insurance Contracts.

(c) Notwithstanding anything to the contrary herein, the Original Reinsurance Agreement shall remain in full force and effect with respect to the parties’ respective rights and obligations thereunder arising prior to the Effective Time; provided, for the avoidance of doubt, that (i) Reinsured Liabilities not paid by the Reinsurer prior to the Effective Time are reinsured under this Agreement regardless of whether they arose or arise prior to or after the Effective Time, and (ii) neither party shall be required to pay any amount under this Agreement that it has paid pursuant to the Original Reinsurance Agreement or vice versa.

Section 2.2. Reinsurance Coverage. In no event shall the reinsurance provided hereunder with respect to a particular Covered Insurance Contract be in force and binding unless such Covered Insurance Contract was in force and binding as of the Original Effective Time; provided, however, that the Covered Insurance Contracts reinsured hereunder shall include (a) all lapsed or surrendered insurance contracts subject to the reinsurance hereunder, that are reinstated in accordance with their terms on and after the Original Effective Time and (b) all unexecuted Covered Insurance Contracts. Upon the reinstatement of any lapsed or surrendered policy included within Covered Insurance Contracts, such reinstated Covered Insurance Contract shall be automatically reinsured hereunder, when, and to the extent that, the Company is liable under such reinstated Covered Insurance Contract.

Section 2.3. Reserves. On and after the Effective Time, the Reinsurer shall establish and maintain as a liability on its Financial Statements, Reserves for the Covered Insurance Contracts ceded hereunder, calculated consistent with the reserve requirements and actuarial principles applicable to the Reinsurer under IFRS. The Reinsurer shall provide the Company, no later than one-hundred and eighty (180) calendar days after the end of each calendar year, with copies of all actuarial opinions and actuarial memoranda and all reserve evaluations pertaining to the Reserves for the Covered Insurance Contracts, including, without limitation, any actuarial opinions and reserve evaluations performed by independent actuaries, auditors or other outside consultants. The Company may, at its own cost at any time, upon reasonable notice to the Reinsurer following the Effective Time, examine the Books and Records, and any other books and records that would have been included in the Books and Records had they been in existence at the Effective Time, maintained by the Reinsurer in accordance with the terms of this Agreement, and review the Reinsurer’s reserve procedures, in each case as applicable to the Reinsured Liabilities. If as a result of such examination the Company believes that the Reserves are not consistent with the requirements of the first sentence of this Section 2.3 in all material respects, the Reinsurer shall, at the Company’s request and expense, obtain and deliver to the Company an actuarial opinion as to the adequacy of the Reserves for the Covered Insurance Contracts produced by an independent actuary reasonably acceptable to the Company. In the event that the actuarial opinion so rendered reasonably indicates a material inadequacy in the Reserves for the Covered Insurance Contracts, or in the Reinsurer’s reserve procedures, the Reinsurer shall promptly adjust the amount of the Reserves for the Covered Insurance Contracts, and implement appropriate changes to its procedures so as to avoid inadequacies in future periods; provided, however, the Reinsurer shall have the right to contest the findings of such actuarial opinion in accordance with the provisions of Article VII.

Section 2.4. Insurance Contract and Reserve Assumption Changes. The Company shall not change (a) the terms and conditions of any Covered Insurance Contracts or (b) the assumptions and methods used to establish the reserves attributable to the Covered Insurance Contracts, except as required by applicable Law or with the consent of the Reinsurer (which consent shall not be unreasonably withheld), and, in the event such a change is required by applicable Law, the Company shall notify the Reinsurer promptly upon becoming aware of the requirement to effect any such change and provide the Reinsurer the opportunity to contest such requirement.

ARTICLE III

TRANSFER OF ASSETS; ACCOUNTING; ADMINISTRATION

Section 3.1. Payments by the Company.

(a) As consideration for the Reinsurer’s agreement to provide reinsurance pursuant to the Original Reinsurance Agreement between the Company and the Reinsurer, the Company transferred, as of the Original Effective Time, to the Reinsurer as an initial reinsurance premium, cash and securities in accordance with Section 2.2 of the Asset Purchase Agreement in an amount equal to $998,994,222.

(b) The Reinsurer shall be entitled prior to the Recapture Date, as additional reinsurance premium (the “Additional Reinsurance Premium”), to payment of amounts equal to Premiums received by the Company (and attributable to periods) on and after the Effective Time that are attributable to the Covered Insurance Contracts, net of premiums due to be paid to third party reinsurers for Existing Reinsurance in respect of the Covered Insurance Contracts; provided, however, that following the occurrence of a Recapture Triggering Event, the Company shall be entitled to retain such amounts as funds withheld under this Agreement, and following the occurrence of a Security Triggering Event, the Company shall be entitled to retain such amounts as funds withheld under this Agreement until such time as the Reinsurer posts security in accordance with Section 4.3. For the avoidance of doubt, the parties acknowledge and agree that the Company retains all right, title and interest to all Premiums and other amounts received with respect to the Covered Insurance Contracts, subject to its contractual obligations under this Agreement to pay corresponding amounts over to the Reinsurer in accordance with Section 3.2 of this Agreement.

(c) To the extent that the Company recovers amounts from any third party attributable to the Covered Insurance Contracts and to periods beginning on or after the Effective Time (including, without limitation, Premiums in arrears from a policyholder or ceding company with respect to a reinstated Covered Insurance Contract net of any amounts due to third parties under Existing Reinsurance, litigation recoveries, and experience refunds, but excluding amounts recovered under Existing Reinsurance), the Company shall transfer such amounts to the Reinsurer and provide the Reinsurer with any pertinent information that the Company may have relating thereto in accordance with Section 3.2 hereof.

Section 3.2. Settlement. During the term of this Agreement, a settlement amount between the Company and the Reinsurer as of the last day of each Accounting Period (the “Net Settlement”) shall be calculated by the Reinsurer in accordance with Exhibit B, and a statement setting forth such calculation (the “Settlement Statement”) shall be delivered by the Reinsurer to the Company within thirty (30) calendar days of the end of such Accounting Period in accordance with the Administrative Services Agreement. Subject to Section 3.4, if the amount of the Net Settlement for an Accounting Period is positive, the Company shall pay such amount to the Reinsurer within 5 Business Days of its receipt of the Settlement Statement for such Accounting Period. Subject to Section 3.4, if the amount of the Net Settlement for an Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Company at the time it delivers the Settlement Statement for such Accounting Period to the Company.

Section 3.3. Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the 180-Day Treasury Rate then in effect until settlement is made. For purposes of this Section 3.3, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii) interest will not accrue on any payment due the Reinsurer hereunder unless the delayed settlement thereof was caused by the Company.

Section 3.4. Offset and Recoupment Rights. Any debits or credits incurred on and after the Effective Time in favor of or against either the Company or Reinsurer with respect to this Agreement, Reinsurance Agreement (A), Reinsurance Agreement (C) or any other reinsurance agreements or trust agreements that are deemed mutual debits or credits, as the case may be, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 3.4 shall apply notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Company or the Reinsurer.

Section 3.5. Administration. The Reinsurer will administer, or cause the administration of, the Covered Insurance Contracts and cause quarterly accountings with respect thereto to be provided to the Company in accordance with the Administrative Services Agreement. All reports, remittances and payments due to or from a party hereto shall be made in accordance with the procedures set forth in the Administrative Services Agreement.

Section 3.6. Certain Reports.

(a) Not later than ninety (90) calendar days after the end of each calendar year, and sixty (60) calendar days after the end of any Accounting Period other than the Accounting Period ending on December 31, the Reinsurer shall provide to the Company a copy of Form CR30, which details the calculation of the minimum solvency margin of the Reinsurer, together with a certificate of an officer of the Reinsurer stating that such calculation is in accordance with the procedures for the calculation of a reinsurance company minimum solvency margin required by Irish Law.

(b) The Reinsurer shall provide written notice of the occurrence of any Triggering Event within two (2) Business Days after its occurrence. The Company may request that the Reinsurer provide the Company with copies of its quarterly unaudited or annual audited, as applicable, Financial Statements to confirm the calculations provided by Reinsurer pursuant to this Section 3.6. In addition, Reinsurer shall cooperate fully with the Company and promptly respond to the Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event has occurred.

ARTICLE IV

LICENSES; REPORTS; SECURITY

Section 4.1. Licenses. At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under applicable Law and otherwise take all commercially reasonable action that may be necessary to perform its obligations under this Section 4.1.

Section 4.2. Reports. At the Company’s request, the Reinsurer shall provide the Company with its audited annual Financial Statements along with the audit report thereon, as well as any quarterly reports required to be filed by the Reinsurer. At the Reinsurer’s request, the Company shall provide the Reinsurer with its audited annual Financial Statements along with the audit report thereon, as well as any quarterly reports required to be filed by the Company.

Section 4.3. Security.

(a) Upon the occurrence of a Security Triggering Event, the Company shall have the right to require the Reinsurer to post security in an amount equal to the Security Amount. Not later than ten (10) Business Days following receipt by the Reinsurer of written notice from the Company requiring such security (the “Initial Security Amount Posting Date”), the Reinsurer shall calculate the Security Amount, provide written notice of such calculation to the Company and post security in such amount. At the option of the Reinsurer, such security may take the form of either (x) a letter of credit issued by a bank, and in a form, reasonably acceptable to the Company naming the Company as beneficiary or (y) assets (complying with the investment guidelines attached to the ING Asset Management Services Agreement) deposited in a trust account established for the benefit of Company on terms reasonably acceptable to the Company and the Reinsurer. In connection with the foregoing, the Reinsurer shall take all actions as may be necessary or desirable, or that the Company may reasonably request, in order to grant the Company a security interest in any assets deposited in trust pursuant to the preceding sentence.

(b) For each Accounting Period beginning after an Initial Security Amount Posting Date and prior to the related Security Amount Release Date, the Reinsurer shall calculate the Security Amount with respect to such Accounting Period and provide written notice of the calculation of the Security Amount to the Company (the “Security Amount Adjustment Notice”), not later than thirty (30) calendar days after the end of the prior Accounting Period (the “Security Amount Adjustment Date”). If the Security Amount is reduced as of any Security Amount Adjustment Date, then the excess portion of any letter of credit posted as security pursuant to this Section 4.3 shall be cancelled or the excess portion of the assets deposited in a trust account as security pursuant to this Section 4.3 shall be returned to the Reinsurer, as the case may be, within two (2) Business Days of the delivery of the Security Amount Adjustment Notice to the Company. If the Security Amount is increased as of any Security Amount Adjustment Date, then the Reinsurer shall post the required additional security (in the form described in Section 4.3(a)) promptly upon delivery of the Security Amount Adjustment Notice to the Company.

(c) The Company hereby agrees that it shall draw on any letter of credit posted in respect of a Security Triggering Event or withdraw assets on deposit in a trust account in respect of a Security Triggering Event only if, and to the extent that, the Reinsurer fails to timely pay any material amount due to the Company hereunder and such amount remains unpaid for thirty (30) calendar days after notice to the Reinsurer of such nonpayment. Any amount drawn on a letter of credit or paid from a trust account pursuant to the preceding sentence shall be deemed to satisfy the Reinsurer’s requirement to make such payment.

(d) In the event that following a Security Triggering Event the insurer financial strength rating of the Reinsurer increases to at least “A-” by Standard & Poor’s Ratings Services, then any letter of credit posted in respect of such Security Triggering Event shall be surrendered and cancelled or any amount held in trust in respect of such Security Triggering Event shall be returned to the Reinsurer, as the case may be, within two (2) Business Days after the date upon which the Reinsurer provides to the Company notice of such ratings increase (the “Security Amount Release Date”).

(e) The Company may contest the Reinsurer’s calculation of the Security Amount by providing an alternative calculation to the Reinsurer in writing within thirty (30) calendar days after the date on which the Company receives the Reinsurer’s calculation. If the Company contests the Reinsurer’s calculation of the Security Amount with respect to any Accounting Period, the parties shall act in good faith to reach an agreement as to the correct Security Amount for such Accounting Period within fifteen (15) calendar days after the date on which the Company submits its alternative calculation. If the Company and the Reinsurer are unable to reach an agreement as to the calculation of the Security Amount during such period, the parties may submit the dispute regarding the calculation of the Security Amount for resolution to an independent third party actuary mutually acceptable to the Company and the Reinsurer (the “Independent Actuary”). Upon the selection of the Independent Actuary, and in any event within five (5) calendar days following such selection, the parties shall cause the Independent Actuary to review the calculation of the Security Amount and to deliver to the Reinsurer and the Company as promptly as practicable (but no later than thirty (30) calendar days after the commencement of the Independent Actuary’s review), a report setting forth the Independent Actuary’s calculation of the Security Amount. Such report shall also state the fees, costs and expenses of the Independent Actuary and indicate which of the parties shall bear such costs or in what percentage such costs shall be allocated to the parties. The Independent Actuary’s report shall be final and binding upon the Reinsurer and the Company.

(f) The security required by this Section 4.3 shall be maintained separately for each of this Agreement, Reinsurance Agreement (A) and Reinsurance Agreement (C). The Company shall reimburse the Reinsurer for any amount by which the cost of providing three separate forms of security exceeds that which the Reinsurer would have incurred to maintain a single form of security; provided, that the Reinsurer shall use commercially reasonable efforts to minimize any such excess.

ARTICLE V

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

Section 5.1. Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided, further, that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified, both parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

Section 5.2. Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 5.3. Regulatory Matters. If the Company or the Reinsurer receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Covered Insurance Contracts that would reasonably be expected to have an adverse effect on the other party, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE VI

DAC TAX

Section 6.1. DAC Tax.

(a) To the extent hereinafter set forth, the Reinsurer shall indemnify the Company for any additional Tax that the Company incurs as a result of the application of section 848 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Covered Insurance Contracts and as a consequence of the Reinsurer not being subject to U.S. taxation within the meaning of section 1.848-2(h) of the Treasury Regulations promulgated under section 848 of the Code (the “Treasury Regulations”) (such additional Tax, the “DAC Tax”), provided, however, that the Reinsurer shall have no obligation to the Company under this Article VI unless the Company has made the election described in section 1.848-2(h)(3) of the Treasury Regulations (the “Foreign DAC Election”) in or prior to the taxable year for which the Company seeks indemnification. The DAC Tax for each taxable year shall equal (1) the excess of (A) the product of (i) the amount of “net negative consideration” (as such term is defined in section 1.848-2(f) of the Treasury Regulations), if any, attributable solely to this Agreement that the Company would take into account for such taxable year for purposes of section 848 of the Code if section 1.848-2(h) of the Treasury Regulations were not applicable to the Company, multiplied by (ii) the applicable percentage set forth in section 848(c)(1) of the Code for the category of “specified insurance contracts” (as defined in section 848(e)(1) of the Code) reinsured under the Covered Insurance Contracts (such product being referred to herein as the “Capitalized Amount”), over (B) the hypothetical Tax deductions attributable to the amortization of an amount equal to the Capitalized Amount (and the amortization of any unamortized similar amount for prior years) for such taxable year under section 848(a), multiplied by (2) the quotient of (A) the maximum marginal corporate federal income Tax rate percentage generally applicable to life insurance companies for such taxable year (the “Tax Rate Percentage”), divided by (B) the excess of (i) 100 percent over (ii) the Tax Rate Percentage. (In the event that the amount determined under clause (1)(A) is less than the amount determined under clause (1)(B), the product of the foregoing formula will constitute an amount reimbursable to the Reinsurer as a Company Payment (as defined below).) To the extent that, as a result of the Foreign DAC Election, the Company derives any Tax benefit from the treatment of (1) the amount of “net negative consideration” described above as an amount to be netted against “net positive consideration” for purposes of section 1.848-2(h)(5)(ii)(A) of the Treasury Regulations or (2) all or part of a Capitalized Amount as a “net negative foreign capitalization amount” for purposes of section 1.848-2(h)(6) or (7) of the Treasury Regulations, and such Tax benefit is in excess of the Tax benefit that the Company would have derived in the absence of this Agreement, the amount of the DAC Tax for a relevant taxable year shall be reduced or the Company shall reimburse the Reinsurer for part or all of the Reinsurer’s payments of the DAC Tax (a “Company Payment”), and other appropriate adjustments shall be made to the amount of the Capitalized Amount and the DAC Tax and Company Payment payable hereunder, in each case in a manner consistent with the purposes of this Section 6.1(a) and the provisions of section 1.848-2(h) of the Treasury Regulations. For the avoidance of doubt, any payment required to be made by the Reinsurer to the Company or by the Company to the Reinsurer under this Section 6.1(a) for a taxable year shall be taken into account in determining the DAC Tax (or the Company Payment) for the taxable year in which notice of the amount, if any, payable under this Section 6.1(a) is provided by the Company to the Reinsurer. All references to provisions of the Code or the Treasury Regulations under this Section 6.1(a) shall be deemed to include references to any applicable statutory or regulatory successor provision, to the extent such successor provisions may be applicable to this Agreement. An example illustrating the operation of this Section 6.1(a) is attached hereto as Schedule 6.1(a).

(b) The DAC Tax or Company Payment payable for each taxable year shall be calculated in accordance with accrual principles of accounting. Upon the filing of the Company’s federal income Tax return for each taxable year, the amount, if any, payable under Section 6.1(a) for the taxable year shall be calculated by the Company and notice setting forth the calculation of such amount shall be provided to the Reinsurer. The Reinsurer shall pay any DAC Tax amount to the Company within 20 Business Days after receipt of such notice, together with interest at an annual rate of LIBOR plus 0.90% on the DAC Tax amount, calculated from the date on which the Company’s federal income Tax return is due in respect of such taxable year to the payment date of the DAC Tax indemnification. If a Company Payment is required to be made hereunder, the Company shall pay such amount to the Reinsurer within 20 Business Days after receipt of such notice, together with interest at an annual rate of LIBOR plus 0.90% on such amount, calculated from the date on which the Company’s federal income Tax return is due in respect of such taxable year to the payment date of such Company Payment. The Reinsurer and the Company shall cooperate in good faith to implement the purposes of this Section 6.1, and the Reinsurer shall have the right to verify the Company’s calculations hereunder.

(c) The Reinsurer may contest any calculation under Section 6.1(a) by providing an alternative calculation to the Company in writing within thirty (30) calendar days after the date on which the Reinsurer receives the Company’s calculation. If the Reinsurer does not so notify the Company, the Company’s calculation of the amount, if any, payable under Section 6.1(a) for the relevant taxable year shall be final for all purposes of this Agreement.

(d) If the Reinsurer contests the Company’s calculation of the amount, if any, payable under Section 6.1(a) for the relevant taxable year, the parties shall act in good faith to reach an agreement as to the correct amount payable for such year within thirty (30) calendar days after the date on which the Reinsurer submits its alternative calculation. If the Reinsurer and the Company reach an agreement as to the correct amount payable for such year, the party obligated to make a payment to the other party shall timely make such payment. If, following such 30-day period, the Reinsurer and the Company are unable to reach an agreement, they shall promptly thereafter cause Deloitte & Touche USA LLP or, if Deloitte & Touche USA LLP is unable or unwilling to serve, another nationally recognized accounting firm mutually agreeable to the Company and the Reinsurer (the “Independent Accountants”) to promptly review (which review shall commence no later than five (5) calendar days after the selection of the Independent Accountants) this Agreement and the calculations of the Reinsurer and the Company for the purpose of calculating the amount, if any, payable under Section 6.1(a) for the relevant taxable year. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Company’s calculation as to which the Reinsurer has disagreed. The Independent Accountants shall deliver to the Reinsurer and the Company, as promptly as practicable (but no later than thirty (30) calendar days after the commencement of their review), a report setting forth such calculation, which calculation shall result in an amount payable between the amount thereof shown in the Company’s calculation delivered pursuant to Section 6.1(b) and the amount thereof shown in the Reinsurer’s calculation delivered pursuant to Section 6.1(c). Such report shall be final and binding upon the Reinsurer and the Company. The fees, costs and expenses of the Independent Accountants shall be borne (i) by the Company if the difference (whether positive or negative) between the amount payable (as calculated by the Independent Accountants) and the Company’s calculation delivered pursuant to Section 6.1(b) is greater than the difference between the amount payable (as calculated by the Independent Accountants) and the Reinsurer’s calculation delivered pursuant to Section 6.1(c), (ii) by the Reinsurer if the first such difference is less than the second such difference, and (iii) otherwise equally by the Reinsurer and the Company.

(e) The Company and the Reinsurer agree to negotiate in good faith following the execution of this Agreement to determine a single net amount that would be payable from the Reinsurer to the Company pursuant to the principles of Section 6.1(a) and that would be payable in lieu of the annual payments contemplated by such Section.

ARTICLE VII

ARBITRATION

Section 7.1. Arbitration.

(a) After the Closing Date, any dispute between the parties with respect to the calculation of amounts that are to be calculated, reported, or that may be audited pursuant to this Agreement (other than disputes relating to: (i) the assets to be transferred to the Reinsurer pursuant to Section 2.2. of the Asset Purchase Agreement, (ii) calculations relating to DAC Tax, which shall be resolved in accordance with Article VI hereof, (iii) whether a Triggering Event has occurred or (iv) calculation of the Security Amount, which shall be resolved in accordance with Section 4.3 hereof), shall be decided through negotiation and, if necessary, arbitration as set forth in Section 7.2. For the avoidance of doubt, and without limiting the rights of the Reinsurer and its Affiliates under the Asset Purchase Agreement, the Reinsurer shall have no claim in arbitration or otherwise against the Company with respect to the amount or nature of the assets transferred to the Reinsurer pursuant to Section 2.2 of the Asset Purchase Agreement or Section 3.1(a) of this Agreement.

(b) The parties intend this Section 7.1 to be enforceable in accordance with the Federal Arbitration Act, including any amendments to such law which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 7.1(a), the other party may request the court specified in Section 11.4 to compel arbitration.

Section 7.2. Arbitration Procedure. The Company and Reinsurer intend that any dispute between them arising under this Agreement (excluding those disputes identified in Section 7.1(a)) be resolved without resort to any litigation. Accordingly, the Company and Reinsurer agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, the Company and Reinsurer agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Supplementary Rules for the Resolution of Intra-Industry U.S. Reinsurance and Insurance Disputes of the American Arbitration Association.

The arbitration hearing will be before a panel of three (3) disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company familiar with the life reinsurance business, or other professionals with experience in life insurance or reinsurance, provided that such professionals shall not have performed services for either party within the previous five (5) years, and provided further that no arbitrator shall be a former employee of the Company or any of its Affiliates. The Company and Reinsurer will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

If either the Company or Reinsurer fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the American Arbitration Association will appoint the necessary arbitrators within thirty (30) calendar days after the request to do so.

The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry together with an interpretation of the law. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of arbitration will be determined by the arbitrators. Each decision (including, without limitation, each award) of the arbitrators will be final and binding on all parties and will be nonappealable, except that (at the request of either the Company or Reinsurer) any award of the arbitrators may be confirmed (or, if appropriate, vacated) by a judgment entered by the court specified in Section 11.4. No such award or judgment will bear interest except as provided in Section 3.3. In no event may the arbitrators award punitive or exemplary damages. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

ARTICLE VIII

INSOLVENCY

Section 8.1. Insolvency of the Company. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its statutory liquidator, receiver or statutory successor on the basis of the liability of the Company under the Covered Insurance Contracts without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Covered Insurance Contract within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE IX

DURATION; RECAPTURE

Section 9.1. Duration. This Agreement shall continue in force until such time as (i) the Company’s liability with respect to all Covered Insurance Contracts reinsured hereunder is terminated in accordance with their respective terms, or the Company has elected to recapture the reinsurance of Covered Insurance Contracts in full in accordance with Section 9.3, and (ii) the Company has received payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 9.1 imply any unilateral right of the Reinsurer to terminate this Agreement; provided, however, that in the event that the Company fails to timely pay any material amount due the Reinsurer hereunder or under Reinsurance Agreement (A) or Reinsurance Agreement (C), and such amount remains unpaid for thirty (30) calendar days, the Reinsurer shall have the right to terminate reinsurance hereunder upon the end of such period. In such case or in the event that following an insolvency of the Company, the statutory liquidator, receiver or statutory successor of the Company terminates this Agreement, the provisions of Section 9.3 and Section 9.4 shall apply as if the Termination Date were a Recapture Date and the Reinsurer shall be relieved of all liability under this Agreement to make future payments to the Company.

Section 9.2. Survival. Notwithstanding the other provisions of this Article IX, the terms and conditions of Articles I, VI and X and the provisions of Sections 11.1, 11.4, 11.6, 11.9 and 11.10 shall remain in full force and effect after the Termination Date.

Section 9.3. Recapture.

(a) Upon the occurrence of a Recapture Triggering Event, the Company shall have the right to recapture all, and not less than all, of the reinsurance ceded under this Agreement, Reinsurance Agreement (A) and Reinsurance Agreement (C), by providing the Reinsurer with written notice of its intent to effect recapture. Recapture of the Covered Insurance Contracts shall be effective on the tenth (10th) day following the day on which the Company has provided the Reinsurer with such notice (the “Recapture Date”).

(b) In addition, all or a portion of the reinsurance ceded under this Agreement may be recaptured with the mutual written consent of the parties hereto, including in connection with the establishment of a Buyers Facility.

(c) If any Covered Insurance Contract is terminated or liabilities thereunder are recaptured strictly in accordance with the terms of such Covered Insurance Contract and the consent of the Company is not required for such termination or recapture, the Company shall, upon ten (10) days’ prior written notice to the Reinsurer, recapture the liabilities ceded to the Reinsurer hereunder that are attributable to such terminated Covered Insurance Contract or to the liabilities recaptured under such Covered Insurance Contract, as the case may be.

(d) Following any recapture pursuant to this Section 9.3, subject to Section 9.2 and to the payment obligations described in Section 9.4, both the Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the recaptured portion of the Covered Insurance Contract or Covered Insurance Contracts other than any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date.

Section 9.4. Recapture Payments.

(a) In connection with a recapture in full pursuant to Section 9.3(a), the Reinsurer shall prepare a Settlement Statement (the “Terminal Settlement Statement”) within sixty (60) calendar days of the Recapture Date setting forth the Net Settlement calculated in accordance with Exhibit B for the for the Terminal Accounting Period. If the amount of the Net Settlement for the Terminal Accounting Period is positive, the Company shall pay such amount to the Reinsurer within five (5) calendar days of its receipt of the Terminal Settlement Statement. If the amount of the Net Settlement for the Terminal Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Company at the time it delivers the Terminal Settlement Statement to the Company. In addition, on the Recapture Date or any other date on which all of the reinsurance ceded under this Agreement is recaptured, any letter of credit posted pursuant to Section 4.3 shall be immediately surrendered and cancelled and any amount held in trust pursuant to Section 4.3 shall be immediately returned to the Reinsurer, as the case may be.

(b) No recapture fee shall be payable in connection with a recapture in connection with the establishment of a Buyers Facility pursuant to Section 9.3(b) and any recapture payment in connection therewith shall be as mutually agreed by the parties.

(c) In connection with a recapture due to the termination or recapture by an underlying ceding company of a Covered Insurance Contract pursuant to Section 9.3(c), the Company shall pay to the Reinsurer its quota share of any recapture fee received by the Company from such underlying ceding company in connection with the recapture and the Reinsurer shall pay to the Company its quota share of any recapture payment paid by the Company to such underlying ceding company.

Section 9.5. Payment Upon Termination. Promptly following the termination of this Agreement other than a termination in connection with a recapture in accordance with Sections 9.3 and 9.4 or a termination in accordance with the proviso clause in Section 9.1 or the last sentence of Section 9.1 (i) the Company and the Reinsurer shall implement a Net Settlement in accordance with Exhibit B for the Terminal Accounting Period and (ii) the Company shall use its reasonable best efforts to collect amounts due from ceding companies under the Covered Insurance Contracts and pay to the Reinsurer any amounts collected (including all Received Amounts so collected from ceding companies). In addition, on the Termination Date, any letter of credit posted pursuant to Section 4.3 shall be immediately surrendered and cancelled and any amount held in trust pursuant to Section 4.3 shall be immediately returned to the Reinsurer, as the case may be.

ARTICLE X

INDEMNIFICATION; DISCLAIMER

Section 10.1. Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers and employees (collectively, the “Company Indemnified Parties”) from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages reasonably and actually incurred by the Company to the extent arising from (i) any breach of the covenants and agreements of the Reinsurer contained in this Agreement, except to the extent that such losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages are attributable to acts or omissions of a person who is a director, officer, employee, agent, representative, successor, or permitted assign of the Company or any of its Affiliates, unless such person is acting at the direction or request of the Reinsurer, and (ii) any successful enforcement of this indemnity.

Section 10.2. Company’s Obligation to Indemnify. The Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective directors, officers and employees (collectively, the “Reinsurer Indemnified Parties”) from and against all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages reasonably and actually incurred by the Reinsurer to the extent arising from (i) any breach of the covenants and agreements of the Company contained in this Agreement, except to the extent that such losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages are attributable to acts or omissions of a person who is a director, officer, employee (other than in such employee’s capacity as an employee of the Company), agent, representative, successor, or permitted assign of the Reinsurer or any of its Affiliates, and (ii) any successful enforcement of this indemnity.

Section 10.3. Indemnification Procedures. In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party, (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim, or (iii) would restrict such Indemnified Party’s ability to conduct its business in the ordinary course or would otherwise have a materially adverse impact on the business of the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the Reinsurer and the Company shall cooperate in the defense of any Third Party Claim subject to this Article X and the records of each shall be reasonably available to the other with respect to such defense.

Section 10.4. Disclaimer. The Reinsurer hereby acknowledges and agrees that the Reinsurer is not relying in any way upon any duty of utmost good faith or other similar duty of disclosure on the part of the Company (a “Special Duty”) in connection with the cession of liabilities from the Company to the Reinsurer as of the Effective Time. Accordingly, as an inducement for the Company to enter into the transactions contemplated by this Agreement, the Reinsurer hereby agrees that it will not institute any arbitration or other proceeding against the Company or assert any claim or defense against the Company in any arbitration or other proceeding with respect to the liabilities assumed hereunder based in whole or in part upon any Special Duty as of the Effective Time; provided, however, that the Reinsurer reserves all of its rights and remedies in respect of any Special Duty arising after the Original Effective Time other than any Special Duty arising in connection with the separation of the Original Reinsurance Agreement into this Agreement, Reinsurance Agreement (A) and Reinsurance Agreement (C) as of the Effective Time.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified, postage prepaid, or by overnight courier with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

To Company:	Security Life of Denver International Limited Attention: President c/o ING North America Insurance Corporation 5780 Powers Ferry Road NW Atlanta, GA 30327

With concurrent copies to:	ING North America Insurance Corporation 5780 Powers Ferry Road NW Atlanta, GA 30327 Attention: Corporate General Counsel

and

David A. Massey, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., NW Washington, DC 20004-2415

To the Reinsurer:	Hannover Life Reassurance (Ireland) Limited 4 Custom House Plaza IFSC Dublin 1 Ireland Attention: Managing Director

With concurrent copies to:

Hannover Life Reassurance Company of America 800 North Magnolia Avenue, Suite 1400 Orlando, Florida 32803 Attention: President

and

Locke Lord Bissell & Liddell LLP 401 9th Street, N.W. Suite 400 South Washington, DC 20004 Attention: William J. Kelty, III, Esq.

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Nicholas F. Potter, Esq.

Section 11.2. Entire Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, Reinsurance Agreement (A), Reinsurance Agreement (C), the Original Reinsurance Agreement, the Asset Purchase Agreement, the Administrative Services Agreement, the ING Ballantyne Administrative Services Agreement, the SLD-HLRUS Reinsurance Agreements, the ING Asset Management Services Agreement and the other documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

Section 11.3. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 11.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by hand in The Cayman Islands or Ireland, as the case may be, addressed to such party, with a concurrent copy by U.S. registered mail, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

Section 11.5. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.6. Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, actuaries and other representatives.

Section 11.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

Section 11.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.9. Waiver of Jury Trial; Multiplied and Punitive Damages. Each of the parties hereto irrevocably waives, with respect to any first party action filed by the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) (i) any and all right to trial by jury, and (ii) any right to punitive, incidental, consequential or multiplied damages, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

Section 11.10. Treatment of Confidential Information.

(a) The parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the parties will keep confidential and will not use or disclose the other party’s Confidential Information and the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by applicable Law or any order or ruling of any state or national insurance regulatory authority, the Securities and Exchange Commission or any other Governmental Entity.

(b) The confidentiality obligations contained in this Agreement or in any other agreement between the parties hereto, as they relate to the reinsurance hereunder, shall not apply to the federal Tax structure or federal Tax treatment of this Agreement and each party hereto may disclose to any and all persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of this Agreement; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to this Agreement, (y) the date of the public announcement of this Agreement, or (z) the date of the execution of this Agreement. The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the provision with respect to disclosure in the first sentence of this subsection (b), each party hereto acknowledges that it has no proprietary or exclusive rights to the federal Tax structure of this Agreement or any federal Tax matter or federal Tax idea related to this Agreement.

Section 11.11. Assignment. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Except as provided below in this Section 11.11, neither party may assign any of its duties or obligations hereunder without the prior written consent of the other party. The Reinsurer shall be entitled to assign its administrative duties hereunder without the prior written consent of the Company, unless the person or entity to whom such duties are to be assigned is not, at the time of such assignment, a subsidiary of the Reinsurer, in which event the Reinsurer shall obtain the prior written consent of the Company, such consent not to be unreasonably withheld.

Section 11.12. Service of Process. The Reinsurer hereby designates The Corporation Trust Company as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company.

Section 11.13. Excise Tax. The Reinsurer shall reimburse the Company in full for any federal excise Tax paid by the Company under section 4371 of the Code in connection with this Agreement, other than any such Tax payable as a result of any action or inaction by the Company (other than any action or inaction contemplated or required by this Agreement or the Asset Purchase Agreement).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective July 1, 2011.

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

By:	/s/ David S. Pendergrass
Name:	David S. Pendergrass
Title:	Vice President and Treasurer

By:	/s/ Richard Lau
Name:	RICHARD LAU
Title:	DIRECTOR

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective July 1, 2011.

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

By:
Name:
Title:

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED

By:	/s/ Debbie O’Hare	8/7/2011
Name:	DEBBIE O’HARE	Dublin, Ireland
Title:	MANAGING DIRECTOR

By:	/s/ Anja Fuhrmeister	11/7/2011
Name:	ANJA FUHRMEISTER	Dublin, Ireland
Title:	GENERAL MANAGER

EXHIBIT A

IFRS Reserve Methodology and Components

Methodology

An initial defined reserve method consistent with the requirements of US GAAP was employed to develop the IFRS liability. This was done over the 30 year period of the projections. A VOBA was determined following the development of the IFRS liability.

Components used in the calculation

Premiums

Fee income

Interest

Mortality

Persistency

Expense allowances

Internal expenses

Third party retrocession cost, including adjustments for experience refunds and LCF’s.

Assumed recaptures and experience refunds

Collateral costs

Pads were applied to interest, death benefits, NAR, third party retrocession costs, and collateral costs.

EXHIBIT B

Net Settlement

The Net Settlement with respect to any Accounting Period is equal to the following:

a) the Additional Reinsurance Premium; minus

b) the Benefit Payments; plus

c) the Reinsurance IMR Investment Income; minus

d) the Reinsurance IMR as of the close of such Accounting Period less the Reinsurance IMR as of the close of the preceding Accounting Period; minus

e) with respect to a Terminal Accounting Period ending on the Recapture Date only, an amount equal to the Reserves as of the close of the Terminal Accounting Period;

provided that with respect to the Reinsurance IMR for an Accounting Period, to the extent that the calculation thereof would result in an amount payable to the Reinsurer, only such amounts as are actually received by the Company from the ceding companies under the Covered Insurance Contracts by way of payment or offset or otherwise (“Received Amounts”) shall be included in the Net Settlement; provided further that to the extent that the Reinsurer makes any payments during an Accounting Period to or on behalf of the Company in respect of Reinsured Liabilities, the amount of any such payments shall be excluded from the Net Settlement; and provided further that to the extent the Reinsurer receives any Additional Reinsurance Premium in respect of an Accounting Period during such Accounting Period, the amount of any such Additional Reinsurance Premium received shall be excluded from the Net Settlement.

Schedule 1.1(a)

Covered Insurance Contracts

(including all amendments to such contracts through and including the Effective Time)

Treaty Number	Ceding Company	Reinsurer	Effective Date	Basis
6526-2562	Great-West Life & Annuity	SLDI	6/1/00	COINS
6087-2510 Admin Tty # 2530 mirrors 2510	Massachusetts Mutual Life Insurance Company	SLDI	09/11/00	COINS
6331-2873	TIAA-CREF Life Insurance Company	SLDI	11/1/01	COINS
6508-2014	William Penn Life Insurance Company of NY	SLDI	1/1/98	YRT

Schedule 6.1(a)

Section 6.1(a) Example

A.	Assumptions

1.	C retrocedes business to R.

2.	C engages in no other retrocession agreements.

3.	The applicable section 848 percentage is 7.7%.

4.	The Tax Rate Percentage is 35%.

B.	Facts

Year	2009	2010	2011		2012	2013	2014	2015
Net Consideration[1]	(10,000)	0	5,000		10,000	10,000	(15,000)	(6,000)
Capitalized Amount	770	0	0		0	0	1155	462
Hypothetical Amortization Deductions[2]	38.5	77	38.5	[3]	0	0	0	23.1
DAC Tax	393.9	0	0		0	0	0	236.3
Company Payment	0	41.5	228		207.3	0	0	0
Unused Net Foreign Capitalization Amount[4]	(770)	(770)	(385)		385	1155	0	(462)

[1]

This amount is negative if in parentheses. Positive amounts of net consideration are treated as zero under the DAC Tax formula. The net consideration number includes any DAC Tax payment or Company Payment made in a year. Thus, for 2010, the zero amount of net consideration reflects both the actual negative consideration paid by C to R in respect of the retroceded business and the DAC Tax payment made by R to C for the 2009 year.

[2]	Based on the amortization of an amount equal to the Capitalized Amount or Amounts, as adjusted for use of net negative foreign capitalization amounts.
[3]

The reduction in the amortization deductions for 2011 from the 77 implicit in the 770 of Capitalized Amount for 2009 is attributable to the use of 385 of the net negative foreign capitalization amount from 2009 and a concomitant reduction in the analog to the Capitalized Amount number that is used to calculate the hypothetical amortization deductions. A similar adjustment occurs with respect to 2012.

[4]	This amount is negative if in parentheses.